Exhibit 99.1

FOR IMMEDIATE RELEASE

MasterCraft Boat Holdings, Inc. Reports Fiscal 2025 Results

VONORE, Tenn. – August 27, 2025 – MasterCraft Boat Holdings, Inc. (NASDAQ: MCFT) today announced financial results for its fiscal 2025 fourth quarter and year ended June 30, 2025.

The overview, commentary, and results provided herein relate to our continuing operations, which consists of our MasterCraft and Pontoon segments.

Fourth Quarter Overview:

▪
Net sales for the fourth quarter were $79.5 million, up $25.2 million, or 46.4%, from the comparable prior-year period
▪
Income from continuing operations was $5.5 million, or $0.33 per diluted share
▪
Adjusted Net Income, a non-GAAP measure, was $6.6 million, or $0.40 per diluted share
▪
Adjusted EBITDA, a non-GAAP measure, was $9.5 million, up $8.0 million from the comparable prior-year period
▪
Share repurchases of $4.5 million during the quarter

Full Year Overview:

▪
Net sales were $284.2 million, down $38.1 million, or 11.8%, from the prior-year
▪
Planned decrease in production contributed to approximately 30% lower dealer inventory levels compared to the prior-year
▪
Income from continuing operations was $10.7 million, or $0.65 per diluted share
▪
Adjusted Net Income, a non-GAAP measure, was $15.1 million, or $0.92 per diluted share
▪
Adjusted EBITDA, a non-GAAP measure, was $24.4 million, down $15.8 million from the prior-year
▪
Net cash provided by operating activities was $38.2 million
▪
Generated $29.0 million of Free Cash Flow and ended the year with cash and investments of $79.4 million, with $100 million of availability on the revolving credit facility and no outstanding debt

Brad Nelson, Chief Executive Officer, commented, “MasterCraft executed well in fiscal 2025, successfully navigating a challenging economic and industry backdrop. In the face of low cycle volumes, we further strengthened dealer health, advanced our new product initiatives, and generated significant free cash flow. This enabled us to return nearly $10 million of capital to shareholders, underscoring our disciplined and value-enhancing approach to capital allocation.”

Nelson continued, “Our strong financial foundation provides us with the flexibility to pursue our core strategic initiatives including investments in innovation and dealer health. As we manage through a dynamic environment, our leading brand portfolio and cash flow generation position us well to invest for the future and maintain the flexibility to return capital to shareholders.”

Fourth Quarter Results

For the fourth quarter of fiscal 2025, MasterCraft Boat Holdings, Inc. reported consolidated net sales of $79.5 million, up $25.2 million from the fourth quarter of fiscal 2024. The increase in net sales was primarily due to favorable model mix related to new product introductions, increased unit volumes, decreased dealer incentives, and favorable option sales.

Gross margin percentage increased 740 basis points during the fourth quarter of fiscal 2025, compared to the prior-year period. Higher margins were primarily the result of increased net sales, as discussed above.

Operating expenses increased $3.3 million for the fourth quarter of fiscal 2025, compared to the prior-year period due to increased variable compensation costs, increased sales and marketing costs, and increased administrative costs.

Income from continuing operations was $5.5 million for the fourth quarter of fiscal 2025, compared to $0.3 million in the prior-year period. Diluted income from continuing operations per share was $0.33, compared to $0.02 for the fourth quarter of fiscal 2024.

Adjusted Net income was $6.6 million for the fourth quarter of fiscal 2025, or $0.40 per diluted share, compared to $0.6 million, or $0.04 per diluted share, in the prior-year period.

Adjusted EBITDA was $9.5 million for the fourth quarter of fiscal 2025, compared to $1.6 million in the prior-year period. Adjusted EBITDA margin was 12.0% for the fourth quarter, up from 2.9% for the prior-year period.

Fiscal 2025 Results

For fiscal 2025, MasterCraft Boat Holdings, Inc. reported consolidated net sales of $284.2 million, down $38.1 million from fiscal 2024. The decrease in net sales was primarily due to planned lower unit volumes to align dealer inventories with retail demand and changes in price, partially offset by favorable model mix related to new product introductions, favorable option sales, and decreased dealer incentives.

Gross margin percentage declined 220 basis points during fiscal 2025, compared to the prior-year. Lower margins were the result of lower cost absorption due to the decreased production volume, material and overhead inflation, and changes in sales price.

Operating expenses increased $1.5 million for fiscal 2025, compared to the prior-year due to increased variable compensation costs.

Income from continuing operations was $10.7 million for fiscal 2025, compared to $23.2 million in the prior-year. Diluted income from continuing operations per share was $0.65, compared to $1.36 for fiscal 2024.

Adjusted Net income was $15.1 million for fiscal 2025, or $0.92 per diluted share, compared to $28.9 million, or $1.69 per diluted share, in the prior-year.

Adjusted EBITDA was $24.4 million for fiscal 2025, compared to $40.2 million in the prior-year. Adjusted EBITDA margin was 8.6% for fiscal 2025, down from 12.5% for the prior-year.

See “Non-GAAP Measures” below for a reconciliation of Adjusted EBITDA, Adjusted EBITDA margin, Adjusted Net Income, Adjusted Net Income per share, and Free Cash Flow, which we refer to collectively as the “Non-GAAP Measures”, to the most directly comparable financial measures presented in accordance with GAAP.

Outlook

Concluded Nelson, “Our ongoing destocking progress, product innovation, and expanded distribution network position us well for fiscal 2026 and beyond. We have detailed plans in place for a range of potential retail demand scenarios and will continue to apply the cost discipline and tight working capital management that served us well in 2025. Based on our operating model and execution, we expect to generate positive free cash flow again in fiscal 2026. Regardless of the cycle, our focus will remain on maintaining a healthy dealer network, sustained innovation, and leveraging our competitive advantages to capitalize on the next market upswing.”

The Company’s outlook is as follows:

•
For full year fiscal 2026, we expect consolidated net sales to be between $295 million and $310 million, with Adjusted EBITDA between $29 million and $34 million, and Adjusted Earnings per share between $1.15 and $1.40. We expect capital expenditures to be approximately $9 million for the year.
•
For fiscal first quarter 2026, consolidated net sales are expected to be approximately $67 million, with Adjusted EBITDA of approximately $4 million, and Adjusted Earnings per share of $0.16.

Conference Call and Webcast Information

MasterCraft Boat Holdings, Inc. will host a live conference call and webcast to discuss fiscal fourth quarter and full year 2025 results today, August 27, 2025, at 8:30 a.m. ET. Participants may access the conference call live via webcast on the investor section of the Company’s website, Investors.MasterCraft.com, by clicking on the webcast icon. To participate via telephone, please register in advance at this link. Upon registration, all telephone participants will receive a confirmation email detailing how to join the conference call, including the dial-in number along with a unique passcode and registrant ID that can be used to access the call. A replay of the conference call and webcast will be archived on the Company's website.

About MasterCraft Boat Holdings, Inc.

Headquartered in Vonore, Tenn., MasterCraft Boat Holdings, Inc. (NASDAQ: MCFT) is a leading innovator, designer, manufacturer and marketer of recreational powerboats through its three brands, MasterCraft, Crest, and Balise. For more information about MasterCraft

Boat Holdings, and its three brands, visit: Investors.MasterCraft.com, www.MasterCraft.com, www.CrestPontoonBoats.com, and www.BalisePontoonBoats.com.

Forward-Looking Statements

This press release includes forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995). Forward-looking statements can often be identified by such words and phrases as “believes,” “anticipates,” “expects,” “intends,” “estimates,” “may,” “will,” “should,” “continue” and similar expressions, comparable terminology or the negative thereof, and include statements in this press release concerning economic uncertainty, the resilience of our business model, our intention to drive value, and our financial outlook.

Forward-looking statements are subject to risks, uncertainties and other important factors that could cause actual results to differ materially from those expressed or implied in the forward-looking statements, including, but not limited to: changes in interest rates, general economic conditions, changes in trade priorities, policies and regulations, including increases or changes in duties, current and potentially new tariffs and quotas and other similar measures, as well potential direct and indirect impact of retaliatory tariffs and other actions, demand for our products, persistent inflationary pressures, changes in consumer preferences, competition within our industry, our ability to maintain a reliable network of dealers, our ability to cooperate with our strategic partners, elevated inventories resulting in increased costs for dealers, our ability to manage our manufacturing levels and our fixed cost base, the successful introduction of our new products, the success of our strategic divestments, geopolitical conflicts, and financial institution disruptions. These and other important factors discussed under the caption “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended June 30, 2024, filed with the Securities and Exchange Commission (the “SEC”) on August 30, 2024, could cause actual results to differ materially from those indicated by the forward-looking statements. The discussion of these risks is specifically incorporated by reference into this press release.

Any such forward-looking statements represent management's estimates as of the date of this press release. These forward-looking statements should not be relied upon as representing our views as of any date subsequent to the date of this press release. We undertake no obligation (and we expressly disclaim any obligation) to update or supplement any forward-looking statements that may become untrue or cause our views to change, whether because of new information, future events, changes in assumptions or otherwise. Comparison of results for current and prior periods are not intended to express any future trends or indications of future performance, unless expressed as such, and should only be viewed as historical data.

Use of Non-GAAP Financial Measures

To supplement the Company’s consolidated financial statements prepared in accordance with United States generally accepted accounting principles (“GAAP”), the Company uses certain non-GAAP financial measures in this release. Reconciliations of the Non-GAAP measures used in this release to the most comparable GAAP measures for the respective periods can be found in tables immediately following the consolidated statements of operations. The Non-GAAP Measures have limitations as analytical tools and should not be considered in isolation or as a substitute for the Company’s financial results prepared in accordance with GAAP.

Results of Operations for the Three and Twelve Months Ended June 30, 2025

MASTERCRAFT BOAT HOLDINGS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars in thousands, except per share data)

	Three Months Ended		Year Ended
	June 30,	June 30,	June 30,	June 30,
	2025	2024	2025	2024

Net sales	$79,516	$54,318	$284,203	$322,351
Cost of sales	61,106	45,713	227,338	250,741
Gross profit	18,410	8,605	56,865	71,610
Operating expenses:
Selling and marketing	3,197	2,498	11,740	11,203
General and administrative	8,835	6,249	32,093	31,119
Amortization of other intangible assets	450	450	1,800	1,812
Total operating expenses	12,482	9,197	45,633	44,134
Operating income (loss)	5,928	(592)	11,232	27,476
Other income (expense):
Interest expense	—	(798)	(1,169)	(3,292)
Interest income	823	1,625	3,472	5,789
Income before income tax expense	6,751	235	13,535	29,973
Income tax expense (benefit)	1,299	(70)	2,820	6,730
Income from continuing operations	5,452	305	10,715	23,243
Income (loss) from discontinued operations, net of tax	245	(8,341)	(3,672)	(15,443)
Net income (loss)	$5,697	$(8,036)	$7,043	$7,800

Income (loss) per share
Basic
Continuing operations	$0.33	$0.02	$0.65	$1.37
Discontinued operations	0.02	(0.50)	(0.22)	(0.91)
Net income (loss)	$0.35	$(0.48)	$0.43	$0.46

Diluted
Continuing operations	$0.33	$0.02	$0.65	$1.36
Discontinued operations	0.02	(0.50)	(0.22)	(0.90)
Net income (loss)	$0.35	$(0.48)	$0.43	$0.46

Weighted average shares used for computation of:
Basic earnings per share	16,299,885	16,710,544	16,428,485	16,930,348
Diluted earnings per share	16,440,388	16,710,544	16,525,773	17,038,305

MASTERCRAFT BOAT HOLDINGS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

(Dollars in thousands, except per share data)

	June 30,	June 30,
	2025	2024
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$28,926	$7,394
Short-term investments	50,518	78,846
Accounts receivable, net of allowances of $156 and $101, respectively	4,086	11,455
Income tax receivable	208	499
Inventories, net	30,469	36,972
Prepaid expenses and other current assets	7,006	8,686
Current assets associated with discontinued operations	—	11,222
Total current assets	121,213	155,074
Property, plant and equipment, net	53,576	52,314
Goodwill	28,493	28,493
Other intangible assets, net	31,850	33,650
Deferred income taxes	18,914	18,584
Other long-term assets	5,902	8,189
Non-current assets associated with discontinued operations	—	21,680
Total assets	$259,948	$317,984
LIABILITIES AND EQUITY
CURRENT LIABILITIES:
Accounts payable	$8,255	$10,431
Income tax payable	1,773	—
Accrued expenses and other current liabilities	55,182	55,068
Current portion of long-term debt, net of unamortized debt issuance costs	—	4,374
Current liabilities associated with discontinued operations	—	8,063
Total current liabilities	65,210	77,936
Long-term debt, net of unamortized debt issuance costs	—	44,887
Unrecognized tax positions	9,067	8,549
Other long-term liabilities	2,085	2,551
Long-term liabilities associated with discontinued operations	—	182
Total liabilities	76,362	134,105
COMMITMENTS AND CONTINGENCIES
EQUITY:
Common stock, $.01 par value per share — authorized, 100,000,000 shares; issued and outstanding, 16,406,788 shares at June 30, 2025 and 16,759,109 shares at June 30, 2024	164	167
Additional paid-in capital	52,559	59,892
Retained earnings	130,663	123,620
MasterCraft Boat Holdings, Inc. equity	183,386	183,679
Noncontrolling interest	200	200
Total equity	183,586	183,879
Total liabilities and equity	$259,948	$317,984

Supplemental Operating Data

The following table presents certain supplemental operating data for the periods indicated:

	Three Months Ended			For the Years Ended
	June 30,	June 30,		June 30,	June 30,
	2025	2024	Change	2025	2024	Change
	(Dollars in thousands)
Unit sales volume:
MasterCraft	352	302	16.6%	1,548	1,755	(11.8)%
Pontoon	218	216	0.9%	745	1,241	(40.0)%
Consolidated	570	518	10.0%	2,293	2,996	(23.5)%
Net sales:
MasterCraft	$65,906	$44,417	48.4%	$240,763	$262,736	(8.4)%
Pontoon	13,610	9,901	37.5%	43,440	59,615	(27.1)%
Consolidated	$79,516	$54,318	46.4%	$284,203	$322,351	(11.8)%
Net sales per unit:
MasterCraft	$187	$147	27.2%	$156	$150	4.0%
Pontoon	62	46	34.8%	58	48	20.8%
Consolidated	140	105	33.3%	124	108	14.8%
Gross margin	23.2%	15.8%	740 bps	20.0%	22.2%	(220) bps

Non-GAAP Measures

EBITDA, Adjusted EBITDA, EBITDA margin, and Adjusted EBITDA margin

We define EBITDA as income from continuing operations, before interest, income taxes, depreciation and amortization. We define Adjusted EBITDA as EBITDA further adjusted to eliminate certain non-cash charges or other items that we do not consider to be indicative of our core and/or ongoing operations. For the periods presented herein, the adjustments include share-based compensation and Senior leadership transition and organizational realignment costs. We define EBITDA margin and Adjusted EBITDA margin as EBITDA and Adjusted EBITDA, respectively, each expressed as a percentage of Net sales.

Adjusted Net Income and Adjusted Net Income per share

We define Adjusted Net Income and Adjusted Net Income per share as income from continuing operations, adjusted to eliminate certain non-cash charges or other items that we do not consider to be indicative of our core and/or ongoing operations and reflecting income tax expense on adjusted net income before income taxes at our estimated annual effective tax rate. For the periods presented herein, these adjustments include other intangible asset amortization, share-based compensation, and Senior leadership transition and organizational realignment costs.

Free Cash Flow

We define Free Cash Flow from continuing operations as net cash flows from operating activities less purchases of property, plant, and equipment.

The Non-GAAP Measures are not measures of net income, operating income, or net cash flows as determined under GAAP. The Non-GAAP Measures are not measures of performance in accordance with GAAP and should not be considered as an alternative to net income, net income per share, or operating cash flows determined in accordance with GAAP. Additionally, Adjusted EBITDA is not intended to be a measure of cash flows. We believe that the inclusion of the Non-GAAP Measures is appropriate to provide additional information to investors because securities analysts and investors use the Non-GAAP Measures to assess our operating performance across periods on a consistent basis and to evaluate the relative risk of an investment in our securities. We use Adjusted Net Income and Adjusted Net Income per share to facilitate a comparison of our operating performance on a consistent basis from period to period that, when viewed in combination with our results prepared in accordance with GAAP, provides a more complete understanding of factors and trends affecting our business than does GAAP measures alone. We believe Adjusted Net Income and Adjusted Net Income per share assists our board of directors, management, investors, and other users of the financial statements in comparing our net income on a consistent basis from period to period because it removes certain non-cash items and other items that we do not consider to be indicative of our core and/or ongoing operations and reflecting income tax expense on adjusted net income before income taxes at our estimated annual effective tax rate. The Non-GAAP Measures have limitations as an analytical tool and should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are:

•
Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future and the Non-GAAP Measures do not reflect any cash requirements for such replacements;
•
Certain Non-GAAP Measures do not reflect our cash expenditures, or future requirements for capital expenditures or contractual commitments;
•
Certain Non-GAAP Measures do not reflect changes in, or cash requirements for, our working capital needs;
•
Certain Non-GAAP Measures do not reflect our tax expense or any cash requirements to pay income taxes;
•
Certain Non-GAAP Measures do not reflect interest expense, or the cash requirements necessary to service interest payments on our indebtedness; and
•
The Non-GAAP Measures do not reflect the impact of earnings or charges resulting from matters we do not consider to be indicative of our core and/or ongoing operations, but may nonetheless have a material impact on our results of operations.

In addition, because not all companies use identical calculations, our presentation of the Non-GAAP Measures may not be comparable to similarly titled measures of other companies, including companies in our industry.

We do not provide forward-looking guidance for certain financial measures on a GAAP basis because we are unable to predict certain items contained in the GAAP measures without unreasonable efforts. These items may include acquisition-related costs, litigation charges or settlements, impairment charges, and certain other unusual adjustments.

The following table presents a reconciliation of income from continuing operations as determined in accordance with GAAP to EBITDA and Adjusted EBITDA, and income from continuing operations margin to EBITDA margin and Adjusted EBITDA margin (each expressed as a percentage of net sales) for the periods indicated:

(Dollars in thousands)	Three Months Ended				For the Years Ended
	June 30,	% of Net	June 30,	% of Net	June 30,	% of Net	June 30,	% of Net
	2025	sales	2024	sales	2025	sales	2024	sales
Income from continuing operations	$5,452	6.9%	$305	0.6%	$10,715	3.8%	$23,243	7.2%
Income tax expense (benefit)	1,299		(70)		2,820		6,730
Interest expense	—		798		1,169		3,292
Interest income	(823)		(1,625)		(3,472)		(5,789)
Depreciation and amortization	2,554		2,063		9,579		8,375
EBITDA	8,482	10.7%	1,471	2.7%	20,811	7.3%	35,851	11.1%
Share-based compensation	835		66		2,915		2,602
Senior leadership transition and organizational realignment costs(a)	211		31		659		1,708
Adjusted EBITDA	$9,528	12.0%	$1,568	2.9%	$24,385	8.6%	$40,161	12.5%

The following table sets forth a reconciliation of income from continuing operations as determined in accordance with GAAP to Adjusted Net Income for the periods indicated:

(Dollars in thousands, except per share data)	Three Months Ended		For the Years Ended
	June 30,	June 30,	June 30,	June 30,
	2025	2024	2025	2024
Income from continuing operations	$5,452	$305	$10,715	$23,243
Income tax expense	1,299	(70)	2,820	6,730
Amortization of acquisition intangibles	450	450	1,800	1,812
Share-based compensation	835	66	2,915	2,602
Senior leadership transition and organizational realignment costs(a)	211	31	659	1,708
Adjusted Net Income before income taxes	8,247	782	18,909	36,095
Adjusted income tax expense(b)	1,650	156	3,782	7,219
Adjusted Net Income	$6,597	$626	$15,127	$28,876

Adjusted net income per common share
Basic	$0.40	$0.04	$0.92	$1.71
Diluted	$0.40	$0.04	$0.92	$1.69
Weighted average shares used for the computation of (c):
Basic Adjusted net income per share	16,299,885	16,710,544	16,428,485	16,930,348
Diluted Adjusted net income per share	16,440,388	16,710,544	16,525,773	17,038,305

The following table presents the reconciliation of income from continuing operations per diluted share to Adjusted Net Income per diluted share for the periods indicated:

	Three Months Ended		For the Years Ended
	June 30,	June 30,	June 30,	June 30,
	2025	2024	2025	2024
Income from continuing operations per diluted share	$0.33	$0.02	$0.65	$1.36
Impact of adjustments:
Income tax expense	0.08	—	0.17	0.39
Amortization of acquisition intangibles	0.03	0.03	0.11	0.11
Share-based compensation	0.05	—	0.18	0.15
Senior leadership transition and organizational realignment costs(a)	0.01	—	0.04	0.10
Adjusted Net Income per diluted share before income taxes	0.50	0.05	1.15	2.11
Impact of adjusted income tax expense on net income per diluted share before income taxes(b)	(0.10)	(0.01)	(0.23)	(0.42)
Adjusted Net Income per diluted share	$0.40	$0.04	$0.92	$1.69

The following table presents the reconciliation of net cash flow by operating activities of continuing operations to Free Cash Flow for the periods presented:

	For the Years Ended
	June 30,	June 30,
	2025	2024
Net cash provided by operating activities of continuing operations	$38,222	$12,200
Less:
Purchases of property, plant and equipment	(9,198)	(10,525)
Free cash flow	$29,024	$1,675

(a)
Represents amounts paid for legal fees and recruiting costs associated with the CEO and CFO transitions, as well as non-recurring severance costs incurred as part of the Company's strategic organizational realignment undertaken in connection with the transition.
(b)
For fiscal 2025 and 2024, income tax expense reflects an income tax rate of 20.0%.
(c)
Represents the Weighted Average Shares used for the computation of Basic and Diluted earnings per share as presented on the Consolidated Statements of Operations to calculate Adjusted Net Income per diluted share for all periods presented herein.

Investor Contact:

MasterCraft Boat Holdings, Inc.

Email: investorrelations@mastercraft.com

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